UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 24, 2014

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

351 EAST EVELYN AVENUE

MOUNTAIN VIEW, CA 94041

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Patent Assignment Agreement

On August 24, 2014, VIVUS, Inc., or VIVUS, entered into a Patent Assignment Agreement, or the Patent Agreement, with Janssen Pharmaceuticals, Inc., or Janssen. As a result, Janssen dismissed the lawsuit it brought against VIVUS on August 22, 2014 in the U.S. District Court for the District of Delaware (Case No. 1:14-cv-01088 UNA). Under the terms of the Patent Agreement and effective on the date Janssen receives payment of a one-time upfront fee from VIVUS, Janssen will transfer and assign, and cause its applicable affiliates to transfer and assign, to VIVUS all of Janssen’s and its affiliates’ rights, title and interest in and to certain patent rights directed to methods of using topiramate to treat obesity, lower blood pressure and lipid parameters, and reduce blood glucose, including U.S. 6,071,537 (Shank), U.S. 6,362,220 (Cottrell) and others. The one-time upfront fee was due upon execution of the Patent Agreement and payable within fifteen days thereafter. In addition, VIVUS will pay quarterly royalty payments to Janssen based on a percentage of aggregate net sales of all VIVUS products containing topiramate as an active ingredient that are sold by VIVUS, its affiliates or licensees for the current indication, until the expiration of the Shank patent or, in the event a new indication is approved and a patent within the acquired patent rights is listed for that indication in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book, until the expiration of the listed patent. VIVUS has an option during the term of the Patent Agreement to terminate VIVUS’s royalty obligations by paying Janssen a predetermined amount.

The Patent Agreement has a term commencing on August 24, 2014 and, unless earlier terminated, will continue until the expiration of all patent rights under the Patent Agreement. Either party may terminate the Patent Agreement for the other party’s uncured material breach or bankruptcy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIVUS, Inc.

Date: August 28, 2014	By:	/s/ John L. Slebir
John L. Slebir
Senior Vice President, Business Development and General Counsel